Exhibit 99.1

EXCO RESOURCES, INC. ANNOUNCES CLOSING OF TGGT HOLDINGS, LLC SALE

DALLAS, TEXAS, November 18, 2013…EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced that its wholly-owned subsidiary, EXCO Operating Company, LP (“EOC”), and an affiliate of BG Group plc (“BG Group”) have conveyed 100% of the equity interest in TGGT Holdings, LLC (“TGGT”) to Azure Midstream Holdings LLC (“Azure”) for an aggregate sales price of approximately $910 million, of which approximately $875 million was cash and the remaining portion was in the form of an approximate 7% equity interest in Azure split equally between EXCO and BG Group, subject to post-closing adjustments and customary terms and conditions.

EXCO received cash proceeds of approximately $240 million after repayment of TGGT’s credit agreement. EXCO’s cash proceeds were applied to reduce the asset sale tranche under its credit agreement.

EXCO is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and Appalachia.

Additional information about EXCO may be obtained by contacting Chris Peracchi, Director of Finance and Investor Relations and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

###

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.